CIVITAS SOLUTIONS, INC.

October 13, 2017

Linda De Renzo

Re:    Retirement and Consulting Letter Agreement

Dear Linda:

This letter agreement (this "Letter Agreement") will confirm our understanding with regard to your retirement from Civitas Solutions, Inc. (the "Company") and certain consulting services you will perform for the Company.

1.    Retirement. Your last day of work with the Company and your retirement date will be December 31, 2017 (your "Retirement Date"). You will resign all of your positions at the Company and its affiliates as of your Retirement Date and you will execute such additional documents as requested by the Company to evidence the foregoing. Your Retirement Date will be the termination date of your employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or its affiliates (except with respect to equity which shall be governed by paragraph 4 below). Notwithstanding the foregoing, you shall perform certain consulting services for the Company during calendar year 2018 as specified in paragraph 2 below. Prior to the Retirement Date, your employment shall continue to be governed in all respects by that certain Employment Agreement by and between you and the Company dated September 22, 2014 (the "Employment Agreement"). Your retirement will not be treated as an event resulting in severance pursuant to Section 6 of the Employment Agreement. In the event that you do not remain employed with the Company through the Retirement Date, the termination of your employment shall be governed exclusively by the Employment Agreement and not this Letter Agreement, and this Letter Agreement shall have no further force or effect. So long as you remain an employee of the Company through the Retirement Date, you shall be entitled to a contribution of $25,650 to the account maintained in your name pursuant to the Fourth Amendment and Restatement of National Mentor Holdings, LLC Executive Deferred Compensation Plan, effective as of January 1, 2011 (the "Deferred Compensation Plan") made in respect of calendar year 2017, such contribution to be made by the Company in accordance with past practices. For purposes of clarity, you are a "specified employee" (as defined under Section 409A of the US Internal Revenue Code) and accordingly you benefits under the Deferred Compensation Plan will be delayed in accordance with the requirements of Section 409A of the Code and the Deferred Compensation Plan. As a participant in the Second Amended and Restated National Mentor Holdings, LLC Executive Deferral Plan (the “Deferral Plan”), your previously elected deferrals will be paid in accordance with the terms of the Deferral Plan, subject to any required delay as a “specified employee”. For the avoidance of doubt, commencing with calendar year 2018, you shall cease to accrue additional deferrals under the Deferred Compensation Plan and the Deferral Plan.

2.    Consulting Services

(a)Term. From January 1, 2018 to January 1, 2019, subject to earlier termination for Cause (as defined in the Employment Agreement) or as a result of a material breach of this Letter Agreement by you, you will serve as a consultant and senior advisor to the Company’s Chief Executive Officer (the “CEO”) as needed with respect to such matters and/or projects to be determined by the CEO and reasonably agreed upon by you; provided, however, that, as a consultant, you will remain subject to the Company’s Insider Trading Policy generally during the Consulting Period and the CEO will not share material non-public information about the Company with you without your advance written agreement to receive such information and to once again become subject to the Company’s Addendum to Insider Trading Policy until the time of public release of such information by the Company. You will have complete and sole discretion for the manner in which the services provided under this Agreement will be performed. The period of time during which you serve in this capacity as a consultant is referred to herein as the “Consulting Period”. Due to the anticipated level of services associated with these consulting duties, it is currently anticipated that the Retirement Date will be a "Separation from Service" within the meaning of Treas. Reg. §409A-l(h).

(b)Compensation. In consideration for your consulting services contemplated by paragraph 2(a) hereof, you will be compensated for all such consulting services requested by the CEO with a one time retainer fee of $25,000 payable on January 1, 2018 and a monthly fee of $11,875, payable in arrears for twelve months on the first day of each month beginning on February 1, 2018, with the last such monthly payment to be made on January, 1, 2019, or such earlier time as the Consulting Period may terminate. For avoidance of doubt and notwithstanding the foregoing, nothing herein is intended to supercede the provisions of Section 10 of the Employment Agreement pertaining to separate compensation to be payable to you under the circumstances set forth therein with respect to regulatory proceedings, claims, actions and any other such matters.

(c)Status as Independent Contractor. During the Consulting Period, you will be an independent contractor and not an employee or agent of the Company. In addition, you will not direct, manage, supervise or control any employees of the Company.

(d)Non-Exclusivity of Services. During the Consulting Period, you will be free to perform consulting services for persons, businesses or governmental entities other than the Company; provided, however, that the noncompetition and confidentiality provisions of your Employment Agreement shall remain in full force and effect as set forth therein and as confirmed and modified herein.

(e)Taxes. Consistent with your status as an independent contractor during the Consulting Period, the Company shall withhold no Federal, state or local income, social security, Medicare, Medicaid, or other payroll taxes from the compensation payable to you under this Agreement. The Company will provide an IRS Form 1099 for amounts payable to you for services performed during the tax year. You will be at all times responsible for paying when due all federal, state and local income taxes, including estimated and taxes incurred as a result of the compensation paid to you for services under this Agreement. You agree to indemnify the Company for any claim, costs, losses, fees, penalties, interest or damage suffered by the Company as a result of your failure to comply with this provision.

(f)Certification and Affirmative Obligations. You certify that you are not presently debarred, suspended, proposed for debarment, declared ineligible or voluntarily excluded from transacting business by or with a Federal, state or local governmental department or agency. Throughout the Consulting Period, you shall immediately disclose to the Company any such exclusion that would prohibit the delivery of the consulting services.

(g)Benefits During Consulting Period. By executing this Agreement, you agree that you are only entitled to the compensation as set forth in paragraph 2(b) of this Agreement for your consulting services and will not be entitled to workers’ compensation or unemployment insurance benefits.

(h)    Indemnification and Insurance. The terms and provisions of that certain Indemnification Agreement between you and the Company dated as of September 22, 2014, shall remain in full force and effect with respect to the consulting services performed hereunder. In addition, the Company’s errors and omissions insurance policy applicable to directors, officers and employees shall cover your consulting services during the Consulting Period.

3. Registration Rights Agreement. As of April 1, 2018, you will no longer be covered by and subject to the rights and obligations of that certain First Amended and Restated Registration Rights Agreement dated as of October 1, 2015 between the Company, Vestar Capital Partners V, L.P. and the other parties listed therein (the "Registration Rights Agreement").

4.    Equity Treatment. You acknowledge and agree that the awards granted to you under the Company’s 2014 Omnibus Incentive Plan (the “Plan”) that currently remain outstanding and subject to awards are the following:

Grant Date	Type of Award	Number of Shares that Remain Subject to the Award
September 16, 2014	Non-qualified stock options	20,909
January 13, 2016	Time-based RSU	2,839
	Non-qualified stock option	5,802
March 17, 2016	Performance-based RSU	2,129
December 9, 2016	Time-based RSU	6,268
	Non-qualified stock option	8,158
March 3, 2017	Time-based RSU	5,384
	Performance-based RSU	2,692

Provided that you comply with the terms of this Agreement and continue to provide services through the end of the Consulting Period, you will continue to have the opportunity to vest in all outstanding equity awards under the Plan as if you had continued to be employed by the Company during the Consulting Period. Your Retirement Date shall not constitute a “Termination of Employment” for purposes of such awards, but such “Termination of Employment” will instead be the end of the Consulting Period. In addition, for purposes of the vesting of the performance restricted stock units issued to you under the Plan, no “Termination of Employment” shall be deemed to occur until the end of the Consulting Period, and such termination will be treated as a “Retirement” (with the consent of the Compensation Committee) as of the end of the Consulting Period such that those awards will continue to have the opportunity to time vest through the end of the Consulting Period in accordance with the schedule set forth in the agreements governing the performance restricted stock units, and you will be entitled to any payout upon completion of the performance periods as set forth in the award agreements. With respect to the Non-qualified stock options listed above, and notwithstanding anything to the contrary in the applicable grant agreements, you shall have thirty (30) days following the end of the Consulting Period to exercise the Non-qualified stock options granted on September 16, 2014 (the “2014 NQSO”) and ninety (90) days following the end of the Consulting Period to exercise any other awards that are vested at such time; provided, however that in no event will any option be exercisable beyond the stated term of such option as provided in the applicable grant agreement. If during the Consulting Period the Company shall accelerate outstanding unvested awards under the Plan either for any executive officer or award recipients generally in connection with a change of control of the Company, your unvested awards will be treated the same and be subject to such acceleration. For the avoidance of doubt, you shall continue to be be eligible for any additional equity grants under the Plan through the Retirement Date.
5.    Incentive Compensation for Partial Fiscal Year 2018. Under the terms of the Company’s Management Annual Cash Incentive Compensation Plan for fiscal 2018, since you are retiring you are eligible for the payment of a prorated portion of your calculated annual incentive payout when paid upon completion of fiscal 2018. The Company will pay you one quarter of your calculated annual bonus for fiscal 2018.

6.    Certain Provisions of Employment Agreement Remain in Effect. Notwithstanding your retirement as of December 31, 2017, the following provisions of your employment agreement shall remain in effect: Sections 7 through 10, provided, however, that the “Restricted Period” as defined therein shall run for an additional twelve months after the Consulting Period.

7.    No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Letter Agreement and as provided under the terms of a Company employee benefit plan in which you participate or as otherwise required by applicable law, you will not receive any additional compensation or other benefits of any kind following the Retirement Date.

8.    Restrictive Covenants; Survival. You hereby (a) reaffirm the rights and obligations under Sections 7 through 10 of the Employment Agreement as modified above, and (b) understand, acknowledge and agree that such rights and obligations will survive your retirement from the Company and remain in full force and effect in accordance with all of the terms and conditions thereof and herein. While your obligations under Sections 7 through 10 of the Employment Agreement remain in force, you may request the written approval of the Company’s Chief Executive Officer to serve as an officer, director, agent or employee of another business enterprise. Notwithstanding the restrictions set forth in Section 9 of the Employment Agreement, you may retain your current Company-issued cellphone and cellphone number (which we understand was your number before you joined the Company), your current Company-issued laptops, a copy of your contacts database and copies of diaries, notes, calendars and personal papers related to your terms and conditions of employment, participation in employee benefits, expense reimbursements and tax reporting and filing, provided, however that all Confidential Information is removed from each such device within one month of your Retirement Date.

9.    Government Investigations. Notwithstanding the foregoing, nothing in this Agreement or the Employment Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, nothing in this Agreement or the Employment Agreement prohibits you from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided that you use your reasonable best efforts to (i) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (ii) request that such agency or entity treat such information as confidential. You do not need the prior authorization of the Company to make any such reports or disclosures and are not required to notify the Company that you have made such reports or disclosures.  In addition, you have the right to disclose trade secrets and other confidential information in a document filed in a lawsuit or other proceeding, provided that the filing is made under seal and protected from public disclosure.

10.    Mutual Nondisparagement. You hereby agree not to make false, disparaging or defamatory statements in public or in private regarding the Company or its officers, directors, employees, shareholders, agents or products at any time following the Retirement Date. The Company hereby agrees that it will direct its executive officers and directors, while employed by the Company or serving as a director of the Company, not to make any false, disparaging or defamatory statements in public or in private about you or otherwise disparage you in any manner that is likely to be harmful to your business reputation. The foregoing will not be violated by truthful statements in response to legal process, governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company's executive officers and directors will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

11.    Extension of Exercise Period of 2014 NQSO. Upon your request to be made no later than November 15, 2018, the Company agrees that it will (i) prepare an amendment to the agreement governing the 2014 NQSO to extend the post-termination exercise period from thirty (30) days following the end of the Consulting Period to ninety (90) days following the end of the Consulting Period, and (ii) prior to the execution of such amendment, seek approval of such amendment by the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors.

12.    Governing Law. This Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the Commonwealth of Massachusetts, without regard to the choice of law rules thereof.

13.    Entire Agreement. Except as otherwise expressly provided herein, this Letter Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. This Letter Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their respective heirs, successors and assigns, provided that you may not assign your rights or obligations hereunder. This Letter Agreement may be amended or modified only by a written instrument executed by you and the Company.

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If this Letter Agreement accurately reflects your understanding as to the terms and conditions of your retirement from the Company, please sign and date one copy of this Letter Agreement in the space provided below and return the same to me for the Company's records.

Very truly yours,

CIVITAS SOLUTIONS, INC.

By:    /s/ Bruce F. Nardella

Name:        Bruce F. Nardella

Title:        Chief Executive Officer

VESTAR CAPITAL PARTNERS V, LLP
(with respect to Paragraph 3 only)

By:    /s/ Chris Durbin

Name:        Chris Durbin

Title:        Managing Director

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my retirement from the Company, and I hereby confirm my agreement to the same.

Dated: October 13, 2017            /s/ Linda De Renzo
Linda De Renzo

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